Exhibit 10.1

June 9, 2006

Mr. Monte J. Huber

3534 N. Fremont, #3

Chicago, IL 60657

Re:	Separation from Employment

Dear Monte:

This letter agreement (“Agreement”) sets forth the agreement reached concerning the termination of your employment with Strategic Hotel Funding, L.L.C., including its current and former parents, subsidiaries and affiliated entities, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively, the “Company”).

1.             Your employment with the Company will terminate July 7, 2006 (“Termination Date”) and your resignation as Vice President, Controller and Principal Accounting Officer is effective June 9, 2006. The Company will continue to pay your base salary, less applicable withholdings and deductions, through the Termination Date. The Company will also provide you with a lump-sum payment, less applicable withholdings and deductions, which represents the value of your accrued unused vacation days, if any. In addition, in accordance with its regular policies, the Company will reimburse you for any unreimbursed business expenses incurred by you prior to the Termination Date. The Company also will pay you up to $1,000 for attorneys’ fees in connection with your termination of employment and separation agreement. You acknowledge and agree that your employment with the Company ends for all purposes on the Termination Date.

The Company and you agree that you will be available to provide consulting services (“Services”) to the Company for a period beginning immediately after the Termination Date through the first anniversary of the Termination Date (“Consulting Period”). During the Consulting Period, you will be required to provide Services at such times as reasonably requested by the Company but such Services shall be scheduled in such a manner so as to not interfere with your full-time pursuit of an MBA or any subsequent employment and to the extent such Services exceed five (5) hours in any calendar month, you will be paid at a rate of $200 per hour for each hour of Service in excess of five (5) hours during such calendar month. Your relationship with the Company while providing such Services during the Consulting Period will be that of an independent contractor and not that of an employee of the Company. The Company will reimburse you for all reasonable and necessary business expenses and disbursements incurred by you in the performance of Services for the Company during the Consulting Period in accordance with the Company’s reimbursement policies as are in effect from time to time.

2.             In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, and provided that you have not revoked this Agreement as set forth below, the Company will provide you with (a) severance payments in an aggregate amount of one hundred eighty-three thousand dollars ($183,000), less applicable withholdings and deductions, payable over the twelve months after the Termination Date on the same bi-weekly schedule as the Company pays base salaries; (b) continuation of single medical coverage for a period of up to twelve months commencing as of August 1, 2006 as set forth in the succeeding paragraph; (c) reimbursement of tuition and books for courses successfully completed by the first anniversary of the Termination Date credited towards your MBA at Kellogg School of Management; (d) outplacement consulting services through the firm of Scherer Schneider Paulick, the nature of which shall be determined by the Company and (e) the laptop computer, Blackberry and cell phone provided by the Company for your use during your employment with the Company. None of the severance payments, continuation of single medical coverage, education reimbursement, outplacement consulting services or transfer of Company equipment shall be effective until after your execution and return of this Agreement and the Transition Period Waiver and Release referenced in paragraph 3.

Following the Termination Date, your entitlement to continue medical coverage under the benefit plans of the Company will be determined pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (referred to as “COBRA coverage”). If you elect to receive COBRA coverage and subject to COBRA and plan provisions, the Company will provide at its expense such COBRA single coverage for the period beginning with August 1, 2006 and ending on July 31, 2007. Subject to COBRA and plan provisions, you may continue COBRA coverage after that time at your own expense. You agree and understand that, notwithstanding the Company’s agreement to provide COBRA coverage up through July 31, 2007 as described above, in order for you to actually continue your benefits pursuant to COBRA, you must make a proper COBRA benefit continuation election, in accordance with the provisions of COBRA. You and the Company agree that your Termination Date is the “qualifying event” for purposes of COBRA and the period of continuation of medical coverage under this Agreement shall be applied against COBRA and any state law medical continuation obligations.

3.             In exchange for the consideration described in Paragraph 2 above and for other good and valuable consideration, you hereby release and forever discharge the Company from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity (a “Claim”), which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding the following (a) your employment at or termination of employment from the Company; (b) any contract (express or implied); (c) any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies; (d) attorneys’ fees; (e) any tort; (f) any libel, slander, assault, battery, intentional or negligent infliction of emotional distress or any other theory under the common law of any state; (g) alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap or disability; (h) any alleged violation of any federal, state or local law, rule or regulation, whether equal employment opportunity laws, rules or regulations or otherwise, including but not limited to Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, The Rehabilitation Act of 1973, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Illinois Human Rights Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Illinois Wage Payment and Collection Act, the Attorneys Fees in Wage Actions Act, and the Illinois Workers’ Compensation Act; and (i) any non-vested right under any Company pension, welfare, or stock or equity plans (provided, however, that this release does not apply to any vested 401(k) or pension, welfare, stock or equity benefits which you may have as of your Termination Date, which shall be governed by the terms and conditions of the applicable plan documents). It is acknowledged that your 401(k) contribution from January 1, 2006 through July 7, 2006 shall be 100% matched by the Company, capped at 6% of your income for that period. To the extent any statutes or laws exist which exclude from the scope of this general release any claims not presently known to you, you hereby waive and relinquish all rights and benefits you may have under any such statute to the extent that you may lawfully do so. You further agree that after the close of business on July 7, 2006, or as soon thereafter as possible, you will execute the Transition Period Waiver and Release (attached as Exhibit A) that you agree will waive and release all claims that arise against the Company between the date of this Agreement through July 7, 2006. This Agreement may not be cited as, and does not constitute any admission by the Company of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination therefrom.

4.             You represent and agree that you have not filed any lawsuits against the Company, or filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Company, as set forth herein, you agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11,1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company, and that occurred up to and including the date of your execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in the foregoing paragraph shall prevent you (or your attorneys) from commencing an action or proceeding to enforce this Agreement.

5.             You represent, warrant and acknowledge that the Company owes you no wages, commissions, bonuses, sick pay, personal leave pay, expenses, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature other than as specified in this Agreement. This Agreement supersedes any other plan or agreement by the Company to provide severance to you under any circumstances.

6.             You and the Company will not disparage or criticize each other, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the other, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. The Company, upon being contacted by your potential future employers, will only provide your dates of employment, salary and job title. If the Company is asked for additional information, the response shall be that Company policy prohibits the provision of additional information.

7.             The Company agrees that it shall indemnify, defend and hold harmless you, to the full extent allowed by applicable law, for your actions taken on behalf of the Company and/or in executing your duties in the course of your employment with the Company. The Company further agrees to maintain Directors and Officers insurance at a reasonable and customary level, including you as an insured party for claims relating to actions taken during your employment with the Company.

8.             Except as required by law, you agree not to disclose, print, publish, or use for your benefit or the benefit of any other person or entity, any information received in connection with the Company which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to the Company. Such information includes, without limitation, the Company’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of the Company, confidential information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, or current or prospective transactions or business of the Company, any “inside information,” or any other confidential information related to the operation of the Company or any hotel owned by the Company. You hereby confirm that on or before July 7, 2006 you will deliver to the Company and retain no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with the Company which contain or refer to any such proprietary or confidential information. You further confirm that you will deliver to the Company on or before July 7, 2006 any and all property and equipment of the Company, which may have been in your possession, excluding the Company-provided laptop computer, Blackberry and cell phone described in Paragraph 2(e).

9.             You agree not to disclose any claims that have been or could have been raised against the Company, except in the following circumstances:

a.             to your immediate family, tax and legal advisors or close friends, so long as such family member, tax and legal advisors or close friends agree to be bound by the confidential nature of such disclosure;

b.             pursuant to the order of a court or governmental agency of competent jurisdiction or as otherwise required by law, or for purposes of securing enforcement of the terms and conditions of this Agreement.

10.          Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within Paragraphs 6, 7, or 8 of this Agreement, you or your attorney shall immediately notify the Company of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of the Company via overnight delivery (at the Company’s expense) a copy of said documents served upon you.

11.          You agree that you will assist and cooperate with the Company including, without limitation, in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. The Company agrees to promptly reimburse you for all reasonable attorney’s fees and costs incurred in connection with your compliance with this Paragraph, and to indemnify you against any liability incurred by you because of this Paragraph.

12.          You agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

13.          In the event of a breach of any of the terms of this Agreement, the party in breach shall pay for any and all attorneys’ fees and costs incurred by the prevailing party for the purpose of enforcing the provisions hereof in addition to any damages ordered by a court of law, administrative agency, or other legal process. The parties further understand and agree that monetary damages may be an inadequate remedy for a breach of this Agreement, and accordingly, the non-breaching party shall be entitled to enforce this Agreement by obtaining injunctive relief in a court of competent jurisdiction. This Agreement constitutes the entire agreement between the Company and you, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between the Company and you. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.

14.          This Agreement is binding upon the parties and their respective successors, assigns, heirs, executors, administrators and legal representatives.

15.          If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

16.          Without detracting in any respect from any other provision of this Agreement:

a.             You, in recognition of the consideration provided to you as described in paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company as set forth herein and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

b.             You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

c.             You agree and acknowledge that the consideration provided to you in paragraph 2 of this Agreement is in addition to anything of value to which you are already entitled if you do not sign this Agreement.

d.             The Company hereby advises you to consult with an attorney prior to executing this Agreement, and you represent to the Company that you have done so.

e.             You acknowledge that you were informed to consult with an attorney regarding the terms and effect of this Agreement.

17.          This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement is entered into in the State of Illinois, and the laws of the State of Illinois will apply to any dispute concerning it, excluding the conflict-of-law principles thereof.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date: June 9, 2006	/s/ Monte J. Huber
Monte J. Huber

On this _____ day of __________, 2006, before me personally came _______________, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

Notary Public

Date: __________________

Strategic Hotel Funding, L.L.C.

By	/s/ Janice J. Peterson
Name:	Janice J. Peterson
Title:	Vice President –
Human Capital

You must sign and return this Agreement to Janice J. Peterson, Vice President, Human Capital, Strategic Hotels & Resorts, Inc., 77 West Wacker, Suite 4600, Chicago, Illinois 60601 no later than 5:00 p.m. on June 9, 2006 or irrevocably lose the opportunity to receive the consideration detailed herein.

Transition Period Waiver and Release

In exchange for the consideration, promises, covenants and waivers identified in the June __, 2006 Agreement between Monte J. Huber (“Huber”) and the “Company” as that term is defined in the Agreement, Huber hereby releases and forever discharges the Company for all claims, liabilities and other matters identified in Paragraph 3 of the Agreement that may arise between the date of the Agreement and the date that this Transition Period Waiver and Release is executed by the parties and reaffirms the representation in Paragraph 4 as true through the date this Transition Period Waiver and Release is executed. Huber further agrees that all other pertinent provisions of the Agreement apply equally to this Transition Period Waiver and Release.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS WAIVER AND RELEASE CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS WAIVER AND RELEASE; THAT THE COMPANY HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS WAIVER AND RELEASE; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS WAIVER AND RELEASE WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS WAIVER AND RELEASE HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS WAIVER AND RELEASE FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS WAIVER AND RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.

Date: _____________________________	By: _________________________________
Monte J. Huber

On this ____ day of _____________, 2006, before me personally came Monte J. Huber, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

____________________________________

Notary Public

Date: _____________________________

STRATEGIC HOTEL FUNDING, L.L.C.

By: _______________________________
Name:
Title: